EXHIBIT 99.2

Inuvo, Inc.
Second Quarter 2012 Results Call
August 9, 2012
Operator:

Good afternoon, ladies and gentlemen, and welcome to the Inuvo Inc. Second Quarter 2012 Results Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you do have a question, please press the star, followed by the one on your touchtone phone.  Please press star, zero for Operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I would now like to turn the conference over to our host, Mr. Alan Sheinwald, President of Alliance Advisors.  Please go ahead, sir.

Alan Sheinwald:

Thank you and good afternoon.  I’d like to thank everyone for joining us today for the Inuvo Inc. 2012 Results Conference Call.  Mr. Peter Corrao, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer of Inuvo Inc., will be your presenters on the call.

Before we begin, I’m going to review the company’s Safe Harbor statement.  Statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially.  When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo Inc. are such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo Inc. at this time.  In addition, other risks are more fully described in Inuvo Inc.’s public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’d now like to congratulate management on a strong quarter and introduce Mr. Peter Corrao, CEO of Inuvo Inc.  Peter, please go ahead.

Peter Corrao:

Thank you, Alan, and thank you, everyone, for joining us this afternoon for our Second Quarter 2012 conference call.   Management is pleased with the financial results and strategic initiatives that the company has achieved during the quarter.  We increased overall revenue to $12.9 million and gross profit to $6.8 million and we anticipate continued quarter-over-quarter top-line growth going forward.  The company has already announced $4.6 million in revenue for the month of July and expects the third quarter total revenue to show significant growth compared to our Q2 numbers.  We believe that all one-time expenses related to the merger have been put behind us and our operations are now fully integrated. We expect to hit our stride in terms of quarter-over-quarter growth in Q3.  We anticipate continued cost savings and revenue increases will bring about increased Adjusted EBITDA, an already positive number for our company as we trend towards profitability.

I will now give you a quick overview of the recent past and near term future for our three revenue segments.

Our software search segment revenue was $5.5 million for Q2 compared to $1.8 million for Q1 2012.   As a reminder, the Vertro merger closed on March 1, 2012 and Q1 2012 results only include one month of Vertro operations.  During Q2 2012, the company was able to increase the number of Tier 1 search queries and the user base of our alOt Appbar.  The total search queries from the alOt Appbar and alOt Homepage products in Tier 1 markets increased 15% in the second quarter of 2012 compared to the first quarter of 2012.  This news comes on the heels of the recent announcement that alOt has alone achieved 18% live user base growth in the United States, the most significant revenue generating country in the Company’s Tier 1 market designation. Tier 1 markets at Inuvo encompass the U.S., U.K., Canada, Ireland, Australia, and New Zealand.

During the first half of the year we also expanded our global marketing efforts for the alOt Appbar.  We expanded in 7 countries across Europe and Latin America, specifically Italy, Turkey, Russia, Argentina, Venezuela, Colombia, and Chile.  Our ability to successfully localize and grow our user base in multiple economies provides us with a diversity of traffic and protection from regional market shifts.  We believe the expanding global footprint of the alOt suite of products puts us ahead of other software search companies that are focused primarily on domestic consumers.  At the same time we have been expanding our global reach we have refocused a significant portion of our customer acquisition efforts to more expensive markets, like the United States, which has the side effect of lowering our total number of live users.  However, since the new users are from higher monetizing markets this is positively  affecting the amount of revenue that we  generate and part of our recent revenue gains are attributable to the revenue from this group of new higher monetizing users.  Despite this mix shift in users we are currently at 7.6 million total live users.

Another key achievement can be seen in the growth of our Partner Programs segment, which remains our fastest growing business segment.  The business is diversified across our BargainMatch, data sales, affiliate programs, and display advertising.  The segment has grown 131% during the second quarter 2012 when compared to the same period in 2011.  We continue to see outstanding margins for this business with an approximate average of 65%.  Additionally, the recent introduction of our "2-Display Advertisements" on our ALOT home page last month has already positively impacted our display advertising revenues.  This is extremely good news, because display ads serve as one of the main drivers of the strong Partner Programs margins.  We believe Dual display ads versus single ads produce accretive revenue with no incremental costs incurred.  This should allow us to expand our margins going forward as we look to increase our Adjusted EBITDA quarter on quarter.

During the Second Quarter of 2012 we launched our Kowabunga initiative, a deal of the day and group discount website and iPhone app for rural and suburban areas which we believe are underserved by the well know players in the space, including Groupon and Living Social.  In conjuncture with our partners we are continuing to explore how to further monetize this initiative.

So to sum up our Partner Programs segment, display advertising continues its strong performance and we are thrilled with the results from its two ad testing and recent roll out, BargainMatch is being perfected as a product and we are optimistic for it in the near and intermediate term and we are making progress on our Kowabunga initiative.

Importantly, our Publisher Network segment seems to have stabilized in the range of $1.8 to $1.9 million in monthly revenue and we have high hopes for our recently released and internally owned and operated Local.alot site.  Our Publisher Network, which had underperformed last year, is now showing signs of renewed growth as old, lower quality publishers are shifted out and new publisher business development with stronger traffic and better returns on investment.

On top of the revenue growth we have already experienced,  we are expecting to grow even more throughout 2012, and we are continuing to control our operating costs. When we first merged we had promised a savings from synergies of $2.2mm for fiscal year 2012.  Additional savings year to date are $0.9mm greater than this target.  So, revenue is up and should continue growing while operating cost are down beyond our prior target.  In addition to this I have some fabulous late breaking news. We just hours ago received confirmation of an amendment to our Clearwater Fl lease, which reduces our financial obligation there by approximately $30k per month beginning Sept 1st of this year.  As part of this amendment we are able to continue occupying a small portion of the space, for our employees in Clearwater, thereby not disturbing their working routine.

I would now like to turn the call over to Wally Ruiz, Chief Financial Officer, who will provide greater detail of our financial results.  Wally.

Wally Ruiz:

Thank you, Peter.  Good afternoon everyone.  Thank you for joining us today.  My comments will be in regard to the financial results for the second quarter of 2012; this is the first full quarter of combined operations and financial results since closing our merger with Vertro.

Inuvo today reported net revenue of $12.9 million in the second quarter of 2012; an increase of 39.7% compared to the three months ended June 30, 2011 and an increase of 46% compared to the immediate preceding quarter.  In the current quarter, Software Search contributed $5.5 million or 43% of the total revenue, Partner Programs contributed $2.5 million or 20% of the current quarter’s total revenue and the Publisher Network segment contributed $4.8 million or 37% of the total revenue.

The revenue stream from the Software Search segment is entirely search revenue from the Alot AppBar and homepage businesses which is  a result of the meger with Vertro. We began recognizing this revenue as of the merger date, March 1, 2012.

Net revenue from the Partner Programs segment increased 131.2% for the three months ended June 30, 2012 compared to the same period of 2011 primarily due to revenue derived from partner programs associated with the alOt operations acquired in the merger with Vertro on March 1, 2012.This segment also includes revenue from BargainMatch, Kowabunga and the Inuvo affiliate platform.

Revenue from the Publisher Network segment decreased to $4.8 million for the three months ended June 30, 2012 compared to $10.5 million in the same quarter last year, primarily due to the decrease in the number of transactions driven through our owned and operated websites using the ValidClick platform.  Much of this contraction was due to suspect traffic acquired through third parties. We have taken extensive measures to rid ourselves of the suspect traffic and now focus on recruiting smaller, high quality publishers for our ValidClick platform.  We believe our efforts have cleared the traffic that may cause an issue.  In the third quarter, we expect Publisher Network growth to stabilize as our traffic quality improvements have already been implemented.

Gross profit for the Second Quarter 2012 increased 64.7% to $6.8 million in the three months ended June 30, 2012 compared to the same period of 2011.  Our increase in overall gross profit, much like our increase in overall revenue is due primarily to revenue from our Software Search segment as a result of the merger with Vertro. For the three months ended June 30th 2012, the Company’s Gross Margin was 52.6 percent compared to 44.7 percent for the same period last year.

During the Second Quarter 2012, operating expenses were $9.4 million, an increase of 64.6% over the same period in 2011.  The increase was due primarily to the $3.1 million increase in customer acquisition cost associated with the Software Search segment acquired with the merger with Vertro.  Selling, general and administration costs were $1.3 million higher than the second quarter of last year due primarily to $530,000 higher depreciation and amortization expense, $175,000 higher IT operations expense and $122,000 higher rent expense. Partially offsetting the higher Search and S,G&A expense is $711,000 lower compensation & telemarketing expense due primarily to shutting down the outsourced telemarketing call center in June 2011.

The Company reported a net loss of $3.0 million, or $0.13 per share, for the three months ended June 30, 2012, compared to a net loss of $1.9 million, or $0.21 per share, for the corresponding period last year. The net loss includes a $155,000 charge in discontinued operations for a tax refund that will not be realizable.

The adjusted EBITDA, a non-GAAP measure for the three months ended June 30th, 2012 was $204,000.  This compares to an adjusted EBITDA for the second quarter last year of $108,000.

Balance Sheet as of June 30, 2012

Turning to the balance sheet, the cash balance at the end of March was $3.3 million. The restricted cash balance was $475,000 at the end of the quarter and is composed of a deposit held by our bank to secure a letter of credit required by a lease. The bank debt was $7.9 million at June 30, 2012 compared to $2.9 million at the end of last year. The increase in debt is primarily associated with the merger with Vertro in March.

I would like to now turn the call back to Peter for closing remarks.

Peter Corrao:

Thank you, Wally.

In addition to all the achievements that we experienced during the first half of 2012, we expect to have additional success in the third quarter and throughout the calendar year.  Our Software Search business has returned to growth.  Additionally, we have made numerous improvements to our BargainMatch platform.  In addition to a redesigned website that is more user-friendly we are incorporating a real-time comparison engine.  This will allow shoppers to instantaneously compare prices on their purchase to ensure that they are getting the best deal.

We are also are working on improved social networking integration and engagement that will allow users to shop and share their experiences with friends.  Going forward, Inuvo is developing a Bargain Match app for use on mobile.  This should increase user retention.

The benefits of the cash-back programs are immediately evident to even first time users due to the high rates of savings.  Our intent is use our unique and proprietary direct marketing efforts and expertise  to attract customers, and to leverage Bargain Match to incentivize them to becoming repeat buyers on our Affiliate Network of well know consumer outlets.  These improvements should enhance our Partner Programs revenues.

We are also really excited about our recently launched local.alot initiative.  We are pleased with the early results from the initiative and look forward to growing that business going forward.

We are excited with the prospects that lay ahead in 2012 and beyond and we look forward to providing additional information on our operation and financial achievements.  Now that the company is reporting full quarters of integrated financials we believe that Inuvo can be more accurately modeled and more properly valued by the investment community.  With all of the opportunities that surround the company and the strong growth we are experiencing in our high-margin partner programs segment, we believe we are currently undervalued.  We believe the company is now on path to have double-digit quarter on quarter top-line growth throughout the year and we are very excited about the company’s prospects.

On behalf of the entire team at Inuvo, I would like to thank you all for joining us on today’s call and we look forward to working towards increasing shareholder value.

We are now available to answer any questions from participants.

Operator:

Ladies and gentlemen, if you do have a question, please press the star, followed by the one at this time.  To withdraw your question, please press the star, followed by the two. Please lift the handset before making your selection.  Once again, if you do have a question, please press the star, followed by the one.

*****QUESTION AND ANSWER PERIOD*****

Operator:

Ladies and gentlemen, this does conclude our conference for today.  We’d like to thank all of you for your participation.  You may now disconnect.